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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                     Commission File Number:   33-75432C

                       UNITED MARKET SERVICES COMPANY
           (Exact name of registrant as specified in its charter)

            14500 BURNHAVEN DR., SUITE 141, BURNSVILLE, MN 55337
                               (612) 435-7788
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                           8,625 INVESTMENT UNITS,
EACH UNIT CONSISTING OF $1,000 PRINCIPAL AMOUNT OF NOTES AND 67 COMMON STOCK
                              PURCHASE WARRANTS
          (Title of each class of securities covered by this Form)

                                    NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]
              Rule 12g-4(a)(1)(ii)  [ ]
              Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)   [ ]
              Rule 12g-4(a)(2)(ii)  [ ]
              Rule 12h-3(b)(1)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]

                                             Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date:


                           243 AS OF NOVEMBER 1, 1996 (beginning
                           of last Fiscal year)
                           235 AS OF NOVEMBER 1, 1997 (beginning
                           of current fiscal year)

     Pursuant to the requirements of the Securities Exchange Act of 1934, United Market Services Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  November 19, 1997                BY:     /s/ Dean Bachelor
                                           ----------------------------
                                               Chief Executive Officer